Exhibit 1

Japan Finance Organization

for Municipalities

This description of Japan Finance Organization for Municipalities is dated August 4, 2011 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report on Form 18-K of Japan Finance Organization for Municipalities (“JFM”) filed with the U.S. Securities and Exchange Commission (the Commission). Additional information with respect to JFM is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the Commission’s public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from JFM by telephoning 81-3-3539-2697. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on August 2, 2011, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was 77.22 = $1.00, and the noon buying rate on July 29, 2011 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was 77.18 =$1.00.

References to fiscal years of JFM are to the 12-month periods commencing on April 1 of the year indicated, except that references to the fiscal year 2008 refer to (1) the six-month fiscal period ended September 30, 2008 of Japan Finance Corporation for Municipal Enterprises (the predecessor to JFM) (the “Predecessor”), which was its last fiscal period, and (2) the six-month fiscal period ended March 31, 2009 of JFM, which was its first fiscal period.

Unless otherwise indicated, all amounts relating to JFM are presented on a basis consistent with the audited financial statements of JFM, which have been prepared in accordance with the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007), as amended (the “JFM Law”), and which are included in this document.

Figures in tables may not add up to totals due to rounding.

JAPAN FINANCE ORGANIZATION FOR MUNICIPALITIES

JFM was established on August 1, 2008, initially under the name “Japan Finance Organization for Municipal Enterprises,” by local governments as an autonomously managed organization. JFM started its business on October 1, 2008, at which time JFM succeeded to substantially all of the rights and assets of the Predecessor and assumed all of the obligations of the Predecessor and the Predecessor was dissolved. Whereas the Predecessor’s capital was contributed entirely by the national government, JFM’s capital was provided by Japan’s local governments. At the time of JFM’s establishment, JFM received contributions in the amount of ¥16.6 billion from all of the local governments (prefectures, government-designated cities, cities, special wards of Tokyo, towns and villages – 1,857 in total as of August 1, 2008).

On June 1, 2009, the amended JFM Law went into effect, which provided for the change of JFM’s name, expansion of the scope of its lending and flexibility of its lending terms. Among other changes, the name of JFM was changed from “Japan Finance Organization for Municipal Enterprises” to “Japan Finance Organization for Municipalities”.

Under the JFM Law, JFM is supervised by the Representative Board, a committee composed of representatives of Japan’s local governments and individuals who are knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances, with respect to such matters as appointment of management, business plans and annual budget.

CAPITALIZATION

The capitalization of JFM as of March 31, 2011 was as follows:

(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2010-2022	¥9,949,950
Non-government guaranteed private placement bonds	3,313,700
Non-government guaranteed public offering bonds	4,074,490
Government guaranteed bonds issued overseas	1,008,090

Total long-term bonds (1)	18,346,230

Net Assets:
Capital	16,602
Retained earnings	13,860
General account surplus reserve	13,860
Valuation, translation adjustments and others	(8,645)
Management account surplus reserve	47,565

Total net assets	69,382

Total capitalization	¥18,415,612

(1)	Includes current maturities. For additional information relating to long-term bonds, see Note 8 to JFM’s audited financial statements included elsewhere in this document.

BUSINESS

Purpose and Authority

Under the JFM Law, JFM’s objective is to contribute to the sound financial operation of local governments and to improve the welfare of local residents by providing long-term funding at low interest rates to local governments with respect to their general account-related projects as well as to municipal enterprises, and also by supporting funding by local governments from capital markets, in order to efficiently and effectively acquire such funding. Municipal enterprises are departments within local governments which undertake public service activities, such as water supply, sewerage, hospital facilities and transportation, which are accounted for independently from general services like social welfare and education.

Government Control and Supervision

JFM’s capital is contributed by all of Japan’s local governments – 47 prefectures as well as government-designated cities, cities, special wards of Tokyo, towns and villages. JFM is subject to control and supervision of the local governments through the Representative Board, which consists of members nominated by the local governments. There are six members, three of which are heads of local governments (governors of prefectures or mayors of cities, towns or villages) and the other three are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The term of each member is three years. The Representative Board appoints JFM’s President and Chief Executive Officer and Corporate Auditors. The Representative Board is authorized to approve such key management matters as appointment of management, business plans and annual budget. The Representative Board is also authorized to obtain from JFM’s management information relating to JFM’s operations and financial condition, and to order JFM’s management to take corrective actions with respect to any illegal or other inappropriate activities.

To ensure adequate third-party monitoring of JFM’s business activities, JFM has a Supervisory Committee (the “Committee”). The members of the Committee are appointed by the Representative Board, and are individuals knowledgeable in economics, finance, law and accounting as well as the affairs of local administrations and their finances. The Committee is authorized to monitor JFM’s annual budgets and business plans and to provide its opinions and recommendations to JFM’s management with respect to key matters on JFM’s business and operations. JFM’s management is required to report to the Representative Board, and to give due regard to, such opinions and recommendations of the Committee.

Under the JFM Law, JFM is required to report to the national government (the Minister for Internal Affairs and Communications) its annual budgets, business plans and financial statements. Changes to JFM’s articles of incorporation require the approval of the Minister for Internal Affairs and Communications. The Minister for Internal Affairs and Communications is authorized to request JFM to take corrective actions with respect to any illegal or other inappropriate activities.

The following diagram summarizes the governance structure of JFM:

*	Three associations of local governments are National Governors’ Association, Japan Association of City Mayors and National Association of Towns and Villages.

Loan Operations

JFM’s loan operations can be broadly divided into general loans and entrusted loans. General loans are loans to local governments. Entrusted loans are loans from funds entrusted to JFM by The Japan Finance Corporation (“JFC”), a governmental financial institution, which are used for on-lending to local governments for financing maintenance of public forests and improvements of pastures.

The following tables give details of the loans extended by the Predecessor during the two years and six months period ended September 30, 2008, and JFM during the six months period ended March 31, 2009 and the two years ended March 31, 2011.

	Loans Extended

	The Predecessor						JFM
	Years ended March 31,				Six months ended				Years ended March 31,
	2007		2008		September 30, 2008		March 31, 2009		2010		2011
	(in billions)
General Loans And Loans To Local Public
Corporations
Community facilities
Water supply	¥164	13.4%	¥156	13.9%	¥20	3.1%	¥131	27.6%	¥155	12.0%	¥138	7.5%
Gas supply	1	0.1	1	0.1	0	0.0	1	0.2	1	0.1	5	0.2
Sewerage	446	36.6	437	38.8	265	41.9	193	40.6	407	31.5	372	20.3
Public housing	24	2.0	16	1.5	14	2.2	3	0.5	16	1.3	16	0.9
General projects	—	—	—	—	—	—	—	—	15	1.2	6	0.3
High school construction(1)	6	0.5	2	0.2	2	0.3	0	0.0	—	—	—	—
Improvement of rivers and other waterways(1)	6	0.5	7	0.6	5	0.7	1	0.1	—	—	—	—
Hospitals	57	4.7	50	4.5	4	0.6	64	13.5	53	4.1	53	2.9
Elderly care	4	0.3	3	0.2	1	0.1	1	0.2	0	0.0	0	0
Social welfare facilities constructions	—	—	—	—	—	—	—	—	—	—	1	0.1

	708	58.0	672	59.7	311	48.9	394	82.7	647	50.2	592	32.3

Road construction and transportation facilities
Transportation (excluding subways)	10	0.8	9	0.8	0	0.0	2	0.5	5	0.4	4	0.2
Subways	64	5.2	53	4.7	1	0.1	48	10.1	46	3.6	46	2.5
Local road construction	209	17.1	166	14.8	118	18.6	18	3.8	115	8.9	126	6.9
Toll roads and parking facilities	2	0.1	1	0.1	1	0.2	0	0.0	2	0.1	1	0
Recreation facilities	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0

	285	23.3	229	20.4	120	18.9	68	14.4	168	13.0	177	9.7

Industry and distribution-related facilities
Industrial water supply	7	0.5	8	0.8	0	0.0	12	2.5	8	0.6	10	0.5
Electricity supply	1	0.1	1	0.1	0	0.0	0	0.1	1	0.1	1	0
Port facilities	6	0.5	5	0.4	3	0.5	1	0.2	4	0.3	4	0.2
Regional development	1	0.1	—	—	—	—	—	—	—	—	—	—
Industrial waste disposal	4	0.3	0	0.0	0	0.0	0	0.0	0	0.0	0	0
Markets	4	0.4	4	0.3	1	0.1	1	0.1	2	0.1	4	0.2
Slaughterhouse	0	0.0	0	0.0	0	0.0	0	0.0	0	0.0	0	0

	23	1.8	18	1.6	4	0.6	14	2.9	15	1.1	19	1.0

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	0	0.0	10	0.5
Disaster prevention projects	—	—	—	—	—	—	—	—	0	0.0	19	1.0
Special municipal merger projects	—	—	—	—	—	—	—	—	11	0.9	183	10.0
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	449	34.8	766	41.8
Refinance loans	200	16.4	200	17.8	199	31.4	0	0.0	0	0.0	67	3.7

General Loans (subtotal)	1,216	99.6	1,120	99.4	633	100.0	475	100.0	1,291	100.0	1,833	100.0

Local toll road public corporations	5	0.4	6	0.6	0	0.0	—	—	—	—	—	—
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	5	0.4	6	0.6	0	0.0	—	—	—	—	—	—

Total	¥1,221	100.0%	¥1,126	100.0%	¥633	100.0%	¥475	100.0%	¥1,291	100.0%	¥1,833	100.0%

Entrusted Loans
Forests	¥13	98.4%	¥13	98.3%	¥4	96.3%	¥4	95.8%	¥3	95.4%	¥3	96.1%
Pastures	0	1.6	0	1.7	0	3.7	0	4.2	0	4.6	0	3.9

Total	¥13	100.0%	¥13	100.0%	¥4	100.0%	¥4	100.0%	¥3	100.0%	¥3	100.0%

Note (1) Accounts consolidated since June 1, 2009

Loans Outstanding

	The Predecessor						JFM
	As of March 31,				As of September 30,		As of March 31,		As of March 31,
	2007		2008		2008		2009		2010		2011
	(in billions)
General Loans And Loans To Local Public
Corporations
Community facilities
Water supply	¥4,848	20.0%	¥4,600	19.8%	¥4,313	19.2%	¥4,326	19.5%	¥4,236	19.2%	¥4,107	18.5%
Gas supply	63	0.3	56	0.2	51	0.2	48	0.2	42	0.2	41	0.2
Sewerage	9,736	40.1	9,423	40.6	9,240	41.2	9,199	41.4	9,119	41.4	8,967	40.3
Public housing	777	3.2	719	3.1	691	3.1	663	3.0	617	2.8	569	2.6
General projects	—	—	—	—	—	—	—	—	330	1.5	299	1.4
High school construction	107	0.4	98	0.4	96	0.4	91	0.4	—	—	—	—
Improvement of rivers and other waterways	308	1.3	284	1.2	273	1.2	260	1.2	—	—	—	—
Hospitals	484	2.0	503	2.2	492	2.2	541	2.4	561	2.6	584	2.6
Elderly care	24	0.1	26	0.1	26	0.1	26	0.1	25	0.1	24	0.1
Social welfare facilities construction	—	—	—	—	—	—	—	—	—	—	1	0.0

	16,347	67.4	15,709	67.6	15,182	67.6	15,154	68.2	14,930	67.8	14,592	65.6

Road construction and transportation facilities
Transportation (excluding subways)	29	0.1	32	0.1	28	0.1	27	0.1	25	0.1	22	0.1
Subways	1,599	6.6	1,558	6.7	1,477	6.6	1,481	6.7	1,438	6.5	1,391	6.3
Local road construction	5,153	21.2	4,900	21.1	4,793	21.4	4,615	20.8	4,325	19.6	4,024	18.1
Toll roads and parking facilities	126	0.5	114	0.5	109	0.5	103	0.5	92	0.4	79	0.4
Recreation facilities	17	0.1	11	0.0	10	0.0	9	0.0	8	0.0	6	0.0

	6,924	28.5	6,615	28.5	6,418	28.6	6,235	28.1	5,888	26.6	5,523	24.8

Industry and distribution-related facilities
Industrial water supply	328	1.4	308	1.3	280	1.3	281	1.3	262	1.2	248	1.1
Electricity supply	93	0.4	84	0.4	80	0.4	76	0.4	67	0.3	60	0.3
Port facilities	129	0.5	123	0.5	120	0.5	115	0.5	107	0.5	99	0.4
Regional development	104	0.4	68	0.3	67	0.3	56	0.3	49	0.2	34	0.2
Industrial waste disposal	14	0.1	14	0.1	13	0.0	12	0.0	11	0.1	9	0.0
Markets	112	0.5	106	0.5	102	0.5	97	0.4	90	0.4	84	0.4
Slaughterhouse	8	0.0	7	0.0	7	0.0	7	0.0	6	0.0	6	0.0

	788	3.2	710	3.1	669	3.0	644	2.9	592	2.7	540	2.4

Others
Regional revitalization projects	—	—	—	—	—	—	—	—	0	0.0	10	0.0
Disaster prevention projects	—	—	—	—	—	—	—	—	0	0.0	19	0.1
Special municipal merger projects	—	—	—	—	—	—	—	—	11	0.1	194	0.9
Extraordinary financial countermeasures funding	—	—	—	—	—	—	—	—	449	2.1	1,215	5.5

General Loans (subtotal)	24,059	99.1	23,033	99.2	22,270	99.2	22,036	99.2	21,871	99.3	22,092	99.4

Local toll road public corporations	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7	140	0.6
Local land development public corporations	—	—	—	—	—	—	—	—	—	—	—	—

Loans To Local Public Corporations (subtotal)	209	0.9	197	0.8	188	0.8	179	0.8	159	0.7	140	0.6

Total	¥24,268	100.0%	¥23,230	100.0%	¥22,459	100.0%	¥22,215	100.0%	¥22,030	100.0%	¥22,232	100.0%

Entrusted Loans
Forests	¥358	92.6%	¥351	93.0%	¥348	93.5%	¥344	93.4%	¥337	93.8%	330	94.2%
Pastures	28	7.4	26	7.0	24	6.5	24	6.6	22	6.2	20	5.8

Total	¥386	100.0%	¥377	100.0%	¥372	100.0%	¥369	100.0%	¥360	100.0%	¥350	100.0%

Loan Terms

The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM. The terms and conditions of entrusted loans are determined by JFC.

Interest Rates

Loan interest rates consist of three types: standard interest rate; special interest rate; and extra-special interest rate.

Standard Interest Rate. The standard interest rate represents the rate at which the discounted present value of cash flows of the fund raised by JFM to make loans equals the discounted present value of cash flows generated by those loans with their respective terms to maturity, grace periods and repayment methods.

Special Interest Rate. The special interest rate is set at a discount on the standard rate (0.3% below standard rate) for projects that are particularly important to the livelihood of residents.

Extra-Special Interest Rate. The extra-special interest rate is set at a further discount on the standard rate (0.35% below standard rate) for special projects of great urgency and necessity to respond appropriately to the issues of the regional community.

The trend of loan interest rates for fiscal year 2010 is shown below. During this period, extra-special interest rates were at the same level as the rates of the Fiscal Loan Fund provided by the national government.

Month/Year	April ’10	May ’10	June ’10	July ’10	August ’10	September ’10
Interest Rate Reset Date	Apr. 21	May 25	Jun. 28	Jul. 28	Aug. 25	Sep. 28
Standard Interest Rate	2.10%	2.05%	1.95%	1.80%	1.65%	1.85%
Special Interest Rate	2.10	2.00	1.90	1.80	1.60	1.80
Extra-Special Interest Rate	2.10	2.00	1.90	1.80	1.60	1.80
Interest Rate of Fiscal Loan Fund	2.10	2.00	1.90	1.80	1.60	1.80

Month/Year	October ’10	November ’10	December ’10	January ’11	February ’11	March ’11
Interest Rate Reset Date	Oct.27	Nov.24	Dec.21	Jan.26	Feb.23	Mar.18
Standard Interest Rate	1.75%	1.85%	2.05%	2.00%	2.05%	→
Special Interest Rate	1.70	→	1.90%	→	→	→
Extra-Special Interest Rate	1.70	→	1.90%	→	→	→
Interest Rate of Fiscal Loan Fund	1.70	→	1.90%	→	→	→

*	The figures in the above table relate to fixed interest rates for loans with a 30-year maturity and 5-year grace period. The interest rates of the Fiscal Loan Fund are based on the same conditions.

Maturities

The loan maturity, which is set according to the purpose of the loan, was previously 28 years at the maximum. As a result of the review of the loan maturity for each purpose, which was conducted at the time of the reorganization of JFM in June 2009, the maximum term to maturity was extended to 30 years for fiscal 2009 loans. The new loan maturities for major purposes are shown below.

	Loans for Fiscal 2011 (years)
	Fixed Interest Rate		Adjustable Interest Rate*
Loan Category by Project	Maturity	Grace Period	Maturity	Grace Period
Loans for Public Projects, etc	20	5	20	5
Public Housing	25	5	25	5
Social Welfare Facilities Construction Projects	20	3	20	3
General Projects	20	5	20	5
Regional Revitalization Projects	30	5	30	5
Disaster Prevention Projects	30	5	30	5
Local Road Construction Projects	20	5	20	5
Special Municipal Merger Projects	30	5	30	5
Extraordinary Financial Countermeasures Funding
Prefectures and Government-Designated Cities	—	—	30	3
Cities, Towns and Villages	—	—	20	3
Water Supply	30	5	30	5
Transportation	30	5	30	5
Hospitals	30	5	30	5
Sewerage	30	5	30	5
Industrial Water Supply	30	5	30	5
Electricity Supply	30	5	30	5
Gas Supply	25	5	25	5
Port Facilities	20	5	30	5
Markets	25	5	25	5
Slaughterhouses	20	5	20	5

(* Note: Reviewed every 10 years)

The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2011.

Loans Outstanding by Maturity

	(in millions)
5 years or less	¥1,505,364	6.8%
More than 5 years to 10 years	3,474,337	15.6%
More than 10 years to 20 years	11,242,483	50.6%
More than 20 years	6,009,672	27.0%

Total	¥22,231,856	100.0%

Funds Available for Lending

The following table gives details of funds available for lending of the Predecessor during the two years and six months period ended September 30, 2008, and JFM during the two years and six months period ended March 31, 2011 (other than funds entrusted by JFC).

	The Predecessor			JFM
	Years ended March 31,		Six months ended		Year ended March 31,
	2007	2008	September 30, 2008	March 31, 2009	2010	2011
	(in billions)
Cash and bank deposits and securities at the beginning of the year	¥721	¥768	¥1,122	¥17	¥1,130	¥1,134
Government guaranteed bonds (domestic)	739	650	220	720	820	650
Government guaranteed bonds (foreign)	120	119	75	0	0	83
Non-guaranteed public offering bonds (domestic)	360	370	150	160	721	900
Non-guaranteed private placement bonds	334	255	127	0	400	400
Contributions of the proceeds from public races	11	14	2	(10)	9	7
Proceeds from collection of loans	1,716	2,164	1,405	719	1,476	1,631
Other	734	693	315	1,715	560	542

Subtotal	¥4,734	¥5,032	¥3,416	¥3,320	¥5,116	¥5,347
Bonds redeemed and other outflows	2,748	2,783	1,358	1,397	2,692	2,540

Funds available for lending	1,986	2,249	2,058	1,605	2,424	2,807
Total loan funds	¥1,218	¥1,126	¥633	¥475	¥1,291	¥1,833

Cash and bank deposits and securities at the end of the period	768	1,122	1,425	1,130	1,134	974

JFM raises funds for its loan operations mainly by issuing non-guaranteed bonds in the capital markets. JFM is permitted to issue Japanese government-guaranteed bonds to refinance previously-issued Japanese government-guaranteed bonds (including those issued by the Predecessor). The national government draws up a plan for its Fiscal Investment and Loan Program (Zaito plan) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions including JFM.

Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for Improvement of Operations of Municipalities) and monies transferred from returns from the management of the Fund to the accounts are applied to contribute to the reduction of interest rates on loans to local governments.

Risk Management

JFM established the Integrated Risk Management Committee as part of its efforts to identify and formulate appropriate responses to the various risks JFM must deal with in the course of operations, including interest rate risk. In addition, JFM is promoting more advanced analytical procedures for its asset and liability management.

Credit Risk

Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.

Credit risk for loans. JFM makes loans exclusively to local governments, and does not expect any default on loans made to local governments for the reasons outlined below. JFM and the Predecessor have never experienced any loan losses.

The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.

Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.

Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007, local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore fiscal soundness under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.

As of March 31, 2011, JFM’s total outstanding loans stood at ¥22,231.8 billion. The amount of outstanding loans made to local government road corporations by the Predecessor was ¥140.0 billion which accounted for approximately 0.6 % of the total loans.

JFM is not subject to the “Banking Law” or the “Financial Reconstruction Law,” but performs selfassessment of loans made to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency (FSA). All of these loans have been processed as unclassified assets based on the self-assessment.

The amount of loans made to local governments whose fiscal indicators exceeded the early warning limits or the reconstruction limits accounted for approximately 0.2% of the total loans.

Credit risk associated with market transactions. JFM is exposed to the risk of loss arising from credit events, such as deterioration in the financial condition of a counterparty, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counterparties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria. In addition, JFM enters into ISDA Master Agreements and CSA (Credit Support Annex) with financial institutions which are its derivatives transaction counterparties to reduce credit risk resulting from fluctuations in the value of derivative transactions.

Market Risk

Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.

Interest rate risk. Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.

JFM makes loans to local governments. The maximum term to maturity is 30 years, but the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance.

(Reference)

JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.

• JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising. The amount of the above reserves stood at ¥660 billion in the General account and ¥3,136 billion in the Management account for a total of ¥3,796 billion in both accounts at the end of March 2011.

• As assets and liabilities in JFM’s General account are expected to expand as a result of the loans and fund-raising for local governments after JFM was established, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term between fiscal 2009 and fiscal 2013 management target, by continuously issuing super-long bonds with maturities exceeding 10 years, and by utilizing interest rate swaps. Since it had only been two-and-a-half years since JFM started its operation, both assets and liabilities were small compared to the Management account, but the outlier ratio for the end of fiscal 2010 was 14.6% and the duration gap was 1.12 years, within the management target.

(1) Keep the “outlier ratio” below approximately 20%. “Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility and the Fund for Improvement of Operations of Municipalities. “Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200 bp parallel shift of the yield curve).

(2) Keep a duration gap below approximately 2 years.

• The Management account, which manages assets and liabilities related to money loaned by the Predecessor, is currently exposed to greater interest rate risk than the General account, but JFM contributes to the required Reserves for Interest Rate Volatility as described above. The amount of the above reserves stood at ¥3,136 billion. But in the future, assets and liabilities will contract as time passes since new loans have not been made after October 2008, and interest rate risk will decline.

JFM is also exposed to pipeline risk, whereby losses would be incurred or profits decrease as a result of interest rate fluctuations during the time from which JFM raises money through bond issuance and the point at which the money is loaned to local governments.

JFM uses swap transactions to hedge against pipeline risk.

Foreign exchange and other risks. Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency denominated bonds, interest rate risk related to floating rate bonds, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.

JFM’s investments of surplus funds are exposed to the risk of losses on the sale of securities resulting from price declines and the risk of realized losses on foreign currency-denominated deposits resulting from fluctuations in foreign exchange rates. Accordingly, in principle JFM minimizes the risk of price fluctuation by holding investments until maturity, and hedges foreign exchange risk by using foreign exchange contracts.

Liquidity Risk

Liquidity risk is the risk that JFM would incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding liquidity risk). It also includes the risk that JFM would incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market liquidity risk).

JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.

Operational Risk

Operational risk is the risk of loss resulting from inadequate operation processes, inadequate activities by management and staff, and inadequate computer systems, or from external events.

Administrative risk. Administrative risk is the risk of loss resulting from the neglect by management and staff to properly conduct administrative work, accidents caused by them and violation of laws conducted by them in the course of the administrative work process.

JFM endeavors to mitigate its exposure to administrative risk by preparing operational manuals, holding educational seminars and reducing operational workload through systematization.

Systems risk. Systems risk is the risk that the confidentiality, integrity and availability of information assets will be impaired as a result of computer system inadequacies or the fraudulent use of computer systems.

JFM has established and implemented the “Systems Risk Management Policy” and the “Systems Risk Management Standard” to appropriately manage systems risk and ensure smooth business operations.

JFM has also prepared the “Contingency Plan” to minimize the scope of losses and the impact on operations and restore normal operations promptly and efficiently in the event that computer systems break down or cannot be used due to unexpected accidents, disasters or malfunctions.

Other risks. In addition to the aforementioned risks, JFM appropriately identifies and addresses other risks, such as legal risk, personnel risk, physical asset risk and reputation risk.

MANAGEMENT

JFM is managed by the President and Chief Executive Officer, one Deputy President and up to three Senior Executive Directors. In addition, it has two Corporate Auditors. The President and Chief Executive Officer and the Corporate Auditors are appointed by the Representative Board. The Deputy President and the Senior Executive Directors are appointed by the President and Chief Executive Officer with the approval of the Representative Board. When the Representative Board or the President and Chief Executive Officer has appointed an officer, JFM is required to notify the officer’s name and address to the Minister for Internal Affairs and Communications.

The President and Chief Executive Officer has the authority to manage all operations and holds the right of final decision and representation on all matters related to JFM. The Deputy President and Senior Executive Directors assist the President and Chief Executive Officer in the performance of his duties.

The Corporate Auditors are responsible for auditing the accounts of JFM, and may, at their discretion, submit reports to the Representative Board, the President and Chief Executive Officer and the Ministers of Internal Affairs and Communications.

The executive officers and corporate auditors of JFM as of the date of this Exhibit are as follows:

President and Chief Executive Officer	Yuji Watanabe

Deputy President	Masamichi Fukunaga

Senior Executive Directors	Takeji Takei
Senior Executive Director (in charge of overall coordination, Corporate Planning Department, Administration Department, Loan Department and Credit)
Sadaji Hiranuma
Senior Executive Director (in charge of Finance Department)
Keiichi Hikita
Senior Executive Director (part-time)

Corporate Auditors	Katsuhiko Hara
Nadamu Takata (part-time)

DEBT RECORD

There has been no default of interest or principal on any obligation of JFM or the Predecessor.

FINANCIAL STATEMENTS OF JFM

Set forth below are JFM’s audited financial statements for the fiscal year ended March 31, 2011.

Audited Financial Statements of JFM for the fiscal year ended March 31, 2011

Report of Independent Auditors

To the President of Japan Finance Organization for Municipalities

We have audited the accompanying balance sheets of Japan Finance Organization for Municipalities as of March 31, 2011 and 2010, and the related statements of income, changes in net assets and cash flows and appropriation of profit for the years then ended, all expressed in yen. These financial statements are the responsibility of the President. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Japan Finance Organization for Municipalities at March 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in Japan (refer to Note 1 of the Notes to Financial Statements).

The U.S. dollar amounts in the accompanying financial statements with respect to the year ended March 31, 2011 are presented solely for convenience. Our audit also included the translation of yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made on the basis described in Note 1.

/s/ Ernst & Young ShinNihon LLC

May 20, 2011

Balance Sheets (As of March 31, 2010 and 2011)

(Millions of Yen) (Thousands of US dollars)

	Fiscal 2009 (March 31, 2010)	Fiscal 2010 (March 31, 2011)
Item	Amount
Assets
Loans (Note 4)	¥22,030,227	¥22,231,856	$267,145,594
Securities (Note 17)	984,477	457,590	5,498,561
Cash and bank deposits	149,264	516,633	6,208,040
Other assets	17,159	17,033	204,675
Tangible fixed assets (Note 6)	2,948	2,918	35,065
Intangible fixed assets (Note 6)	921	756	9,095

Total assets	¥23,184,998	¥23,226,787	$279,101,030

Liabilities
Bonds (Notes 7 and 8)	¥18,534,475	¥18,327,190	$220,225,787
Other liabilities	17,726	17,698	212,666
Reserve for bonuses (Note 9)	43	41	501
Reserve for directors’ bonuses (Note 9)	7	6	83
Reserve for retirement benefits (Notes 9 and 12)	210	195	2,349
Reserve for retirement benefits for directors and corporate auditors (Note 9)	56	27	327
Fund for improvement of operations of municipalities	906,939	915,823	11,004,853
Basic fund for improvement of operations of municipalities (Note 11)	901,407	908,104	10,912,097
Additional fund for improvement of operations of municipalities (Note 11)	5,531	7,719	92,756
Reserve under special laws	3,664,927	3,896,421	46,820,740
Reserve for interest rate volatility (Note 10)	440,000	660,000	7,930,786
Management account reserve for interest rate volatility (Note 10)	3,111,043	3,136,532	37,689,651
Reserve for interest rate reduction	113,883	99,889	1,200,303

Total liabilities	23,124,384	23,157,405	278,267,306

Net Assets
Capital	16,602	16,602	199,497
Retained earnings	5,834	13,860	166,555
General account surplus reserve	5,834	13,860	166,555
Valuation, translation adjustments and others	(1,340)	(8,645)	(103,892)
Management account surplus reserve	39,517	47,565	571,564

Total net assets	60,613	69,382	833,724

Total liabilities and net assets	¥23,184,998	¥23,226,787	$279,101,030

Statements of Income (For the Years Ended March 31, 2010 and 2011)

(Millions of Yen) (Thousands of US dollars)

	Fiscal 2009 (April 1, 2009 to March 31, 2010)	Fiscal 2010 (April 1, 2010 to March 31, 2011)
Item	Amount	Amount
Income	¥558,528	¥539,997	$6,488,794
Interest income	558,369	539,812	6,486,568
Fees and commissions	140	134	1,620
Other income	18	50	606

Expenses	308,357	292,428	3,513,918
Interest expenses	297,347	283,177	3,402,754
Fees and commissions	271	269	3,242
Other operating expenses	4,641	4,418	53,101
General and administrative expenses	2,365	2,374	28,532
Other expenses	3,731	2,187	26,289
Transfer to fund for improvement of operations of municipalities (Note 11)	3,731	2,187	26,289

Ordinary income	250,170	247,569	2,974,876

Special gains	235,010	233,994	2,811,754
Reversal of Management account reserve for interest rate volatility (Note 10)	220,000	220,000	2,643,595
Reversal of reserve for interest rate reduction	15,010	13,994	168,159
Special losses	476,315	465,489	5,593,475
Provision for reserve for interest rate volatility (Note 10)	220,000	220,000	2,643,595
Provision for Management account reserve for interest rate volatility (Note 10)	256,315	245,489	2,949,880

Net income	¥8,866	¥16,074	$193,155

Appropriation of Profit [General Account] (For the year ended March 31, 2010)			(Millions of Yen)

1 Profit to be appropriated			¥4,539
Net income		¥4,539
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		4,539	4,539

Notes:	1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 39, Section 1 of the Japan Finance Organization for Municipal Enterprises Law (Law No. 64, 2007).

	2.	Surplus reserve appropriated was posted as General account surplus reserve on the Balance Sheet.

Appropriation of Profit [General Account] (For the year ended March 31, 2011)			(Millions of Yen)

1 Profit to be appropriated			¥8,025
Net income		¥8,025
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		8,025	8,025

			(Thousands of US dollars)

1 Profit to be appropriated			$96,443
Net income		$96,443
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		96,443	96,443

Notes:	1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 39, Section 1 of the Japan Finance Organization for Municipalities Law (Law No. 64, 2007).

	2.	Surplus reserve appropriated was posted as General account surplus reserve on the Balance Sheet.

Appropriation of Profit [Management Account] (For the year ended March 31, 2010)			(Millions of Yen)

1 Profit to be appropriated			¥4,326
Net income		¥4,326
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		4,326	4,326

Notes:	1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Japan Finance Organization for Municipal Enterprises Law (Law No.64, 2007).

	2.	Surplus reserve appropriated was posted as Management account surplus reserve on the Balance Sheet.

Appropriation of Profit [Management Account] (For the year ended March 31, 2011)			(Millions of Yen)

1 Profit to be appropriated			¥8,048
Net income		¥8,048
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		8,048	8,048

			(Thousands of US dollars)

1 Profit to be appropriated			$96,712
Net income		$96,712
Accumulated deficit brought down	—
2 Profit appropriated
Surplus reserve		96,712	96,712

Notes:	1.	Profit was appropriated at the end of this fiscal year in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Japan Finance Organization for Municipal Law (Law No.64, 2007).

	2.	Surplus reserve appropriated was posted as Management account surplus reserve on the Balance Sheet.

Statements of Changes in Net Assets

(From April 1, 2009 through March 31, 2010)	(Millions of Yen)

	Stockholders’ equity				Valuation, translation adjustments and others
		Retained earnings
	Capital	General account surplus reserve	Total retained earnings	Total stockholders’ equity	Unrealized loss from hedging instruments	Management account surplus reserve	Total net assets
Balance at end of previous fiscal year	¥16,602	¥1,295	¥1,295	¥17,897	¥—	¥35,190	¥53,087
Changes during accounting period
Net income	—	4,539	4,539	4,539	—	4,326	8,866
Net changes during accounting period in items other than stockholders’ equity	—	—	—	—	(1,340)	—	(1,340)
Net changes during accounting period	—	4,539	4,539	4,539	(1,340)	4,326	7,525
Balance at March 31, 2010	¥16,602	¥5,834	¥5,834	¥22,436	¥(1,340)	¥39,517	¥60,613

(From April 1, 2010 through March 31, 2011)	(Millions of Yen)

	Stockholders’ equity				Valuation, translation adjustments and others
		Retained earnings
	Capital	General account surplus reserve	Total retained earnings	Total stockholders’ equity	Unrealized loss from hedging instruments	Management account surplus reserve	Total net assets
Balance at end of previous fiscal year	¥16,602	¥5,834	¥5,834	¥22,436	¥(1,340)	¥39,517	¥60,613
Changes during accounting period
Net income	—	8,025	8,025	8,025	—	8,048	16,074
Net changes during accounting period in items other than stockholders’ equity	—	—	—	—	(7,305)	—	(7,305)
Net changes during accounting period	—	8,025	8,025	8,025	(7,305)	8,048	8,768
Balance at March 31, 2011	¥16,602	¥13,860	¥13,860	¥30,462	¥(8,645)	¥47,565	¥69,382

(From April 1, 2010 through March 31, 2011)	(Thousands of US dollars)

	Stockholders’ equity				Valuation, translation adjustments and others
		Retained earnings
	Capital	General account surplus reserve	Total retained earnings	Total stockholders’ equity	Unrealized loss from hedging instruments	Management account surplus reserve	Total net assets
Balance at end of previous fiscal year	$199,497	$70,112	$70,112	$269,609	$(16,105)	$474,852	$728,356
Changes during accounting period
Net income	—	96,443	96,443	96,443	—	96,712	193,155
Net changes during accounting period in items other than stockholders’ equity	—	—	—	—	(87,787)	—	(87,787)
Net changes during accounting period	—	96,443	96,443	96,443	(87,787)	96,712	105,368
Balance at March 31, 2011	$199,497	$166,555	$166,555	$366,052	$(103,892)	$571,564	$833,724

Statements of Cash Flows (For the Years Ended March 31, 2010 and 2011)

(Millions of Yen) (Thousands of US dollars)

	Fiscal 2009 (April 1, 2009 to March 31, 2010)	Fiscal 2010 (April 1, 2010 to March 31, 2011)
Item	Amount	Amount
I Cash flows from operating activities
Net income	¥8,866	¥16,074	$193,155
Depreciation and amortization	294	353	4,250
Interest income	(558,369)	(539,812)	(6,486,568)
Interest expenses	297,347	283,177	3,402,754
Decrease in reserve for bonuses	(4)	(1)	(19)
Decrease in reserve for directors’ bonuses	(0)	(0)	(3)
Increase /(decrease) in reserve for retirement benefits	7	(14)	(176)
Increase /(decrease) in reserve for retirement benefits for directors and corporate auditors	5	(28)	(348)
Increase in fund for improvement of operations of municipalities	3,731	2,187	26,289
Increase in reserve for interest rate volatility	220,000	220,000	2,643,595
Increase in Management account reserve for interest rate volatility	36,315	25,489	306,285
Decrease in reserve for interest rate reduction	(15,010)	(13,994)	(168,159)
Net (increase)/decrease in loans	185,060	(201,628)	(2,422,842)
Net decrease in bonds	(447,921)	(211,245)	(2,538,393)
Interest received	557,974	539,475	6,482,522
Interest paid	(293,491)	(279,095)	(3,353,705)
Others	(325)	(7,434)	(89,337)

Net cash used by operating activities	(5,520)	(166,498)	(2,000,700)

II Cash flows from investing activities
Proceeds from redemption of securities	5,536,800	6,711,500	80,647,681
Purchases of securities	(5,645,665)	(6,184,118)	(74,310,487)
Purchases of tangible fixed assets	(9)	(15)	(192)
Purchases of intangible fixed assets	(463)	(195)	(2,343)

Net cash provided /(used) by investing activities	(109,338)	527,170	6,334,659

III Cash flows from financing activities
Revenue from contributions made from municipally operated racing	8,576	6,696	80,471
Refund of contributions made from municipally operated racing	(44)	—	—

Net cash provided by financing activities	8,532	6,696	80,471

IV Effect of exchange rate changes on cash and cash equivalents	—	—	—

V Net increase/(decrease) in cash and cash equivalents	(106,327)	367,368	4,414,430

VI Cash and cash equivalents at beginning of year	255,591	149,264	1,793,610

VII Cash and cash equivalents at end of year	¥149,264	¥516,633	$6,208,040

Notes to Financial Statements

1. Basis of Presentation

Japan Finance Organization for Municipalities (hereinafter, “JFM”) has prepared financial statements pursuant to the Japan Finance Organization for Municipalities Law (Law No. 64 of May 30, 2007) and The Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities. (Ordinance No.87 of the Ministry of Internal Affairs and Communications, 2008)

Since JFM does not have any subsidiaries or affiliates, it does not prepare consolidated financial statements.

Amounts less than one million yen have been omitted. As a result, the totals in Japanese yen shown in the financial statements do not necessarily agree with the sum of the individual amounts.

The translation of the Japanese yen amounts into U.S. Dollars is included solely for the convenience of readers outside Japan, using the prevailing exchange rate as of March 31, 2011, the final business day of the fiscal year, which was ¥83.22 to US$1.

2. Significant Accounting Policies

(1)	Securities

As for security valuation, held-to-maturity securities are carried at amortized cost. (straight-line method)

(2)	Derivative transactions

Derivative transactions are carried at fair value with changes in unrealized gain or loss charged or credited to operations, except for those which meet the criteria for hedge accounting.

(3)	Depreciation

(a)	Tangible fixed assets

Depreciation of tangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. The estimated useful lives of major items are as follows:

Buildings: 20 to 41 years

Others: 2 to 19 years

(b)	Intangible fixed assets

Amortization of intangible fixed assets is calculated by the straight-line method based on the estimated useful lives and the residual value determined by management. Software for internal use owned by JFM is amortized over 5 years.

(4)	Deferred assets

Bond issuance costs are expensed in full when incurred.

(5)	Translation of assets and liabilities denominated in foreign currencies into Japanese yen

Monetary assets and liabilities denominated in foreign currencies, for which foreign currency swaps or foreign exchange forward contracts are used to hedge the foreign currency fluctuation, are translated at the contracted rate as the swap contracts or the forward contracts qualify for deferral hedge accounting.

(6)	Reserves

(a)	Reserve for possible loan losses

JFM has never experienced any loan losses. Accordingly, no reserve for loan losses has been maintained.

(b)	Reserve for bonuses

Reserve for bonuses is provided for payment of bonuses to employees, in the amount of estimated bonuses, which are attributable to the fiscal year.

(c)	Reserve for directors’ bonuses

Reserve for directors’ bonuses is provided for payment of bonuses to directors, in the amount of estimated bonuses, which are attributable to the fiscal year.

(d)	Reserve for retirement benefits

Reserve for retirement benefits is provided for payment of retirement benefits to employees, in the amount deemed accrued at the fiscal year-end, based on the projected retirement benefit obligation and fair value of plan assets at the fiscal year-end.

(e)	Reserve for retirement benefits for directors and corporate auditors

Reserve for retirement benefits for directors and corporate auditors is provided for payment of retirement benefits to directors and corporate auditors, in the amount deemed accrued at the fiscal year-end based on the internal policies.

(7)	Hedge accounting

(a)	Hedge accounting method

Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at fair value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.

(b)	Hedging instruments and hedged items

(i)	Hedging instruments	Interest rate swap

	Hedged items	Bonds

(ii)	Hedging instruments	Currency swap

	Hedged items	Foreign currency-denominated bonds

(iii)	Hedging instruments	Foreign exchange forward contract

	Hedged items	Receipt of interest and principal of foreign currency-denominated bank deposits

(c)	Hedging policy

JFM uses hedging instruments as a means of hedging exposure to interest rate risk and foreign exchange risk resulting from bond issuances. Hedged items are identified by each individual contract.

As a means of hedging foreign exchange fluctuation risks associated with the receipt of interest and principal of foreign currency-denominated bank deposits, we arrange a foreign exchange forward contract at the time of deposit to hedge the risks.

(d)	Assessment of hedge effectiveness

JFM designates hedging instruments and hedged items with the same major terms when making hedges to offset bond market fluctuations. Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge accounting is omitted when the exceptional accrual method is applied.

(8)	Cash and cash equivalents

Cash and cash equivalents in the Statement of Cash Flows consist of “Cash and bank deposits” on the Balance Sheet.

(9)	Fund for improvement of operations of municipalities

In accordance with the provisions of Article 46, Section 1 of the Law, JFM has established the Fund for improvement of operations of municipalities to reserve contributions as stipulated in Article 32-2 of the Local Finance Law (Law No. 109, 1948). Also, pursuant to the provisions of Article 46, Section 5 of the Law, income arising from the investment of the Fund (hereinafter, “investment income”) is used to reduce interest rates of the loans to municipalities, and if there is any surplus in the investment income after this interest rates reduction process, the surplus amount is added to the Fund. Further, pursuant to the provisions of Article 46, Section 6 of the Law, if there is any shortfall after the interest rates reduction process, the shortfall is covered by withdrawal of the Fund within the limits of the total of the additional portion to the Fund made up to the previous fiscal year and the contributions made in the relative fiscal year.

(10)	Reserve for interest rate volatility and Management account reserve for interest rate volatility

Reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of our bonds (excluding the bonds issued by the former Japan Finance Corporation for Municipal Enterprises) pursuant to the provisions of Article 38, Sections 1 and 3 of the Law, and Article 9, Section 8 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Article 34 of the Ministerial Ordinance on Finance and Accounting of Japan Finance Organization for Municipalities (Ordinance No. 87 of the Ministry of Internal Affairs and Communications, 2008; hereinafter, “Ordinance on Finance and Accounting”) and Article 22 of the Government Ordinance on preparation of relevant government ordinances and provisional measures for the abolishment of the Japan Finance Corporation for Municipal Enterprises Law (Government Ordinance No. 226, 2008; hereinafter, “Preparation Ordinance”).

Management account reserve for interest rate volatility is set aside to prepare for interest rate risk associated with refinancing of the bonds issued by the former Japan Finance Corporation for Municipal Enterprise (hereinafter, “former JFM”) pursuant to the provisions of Article 9, Sections 9 and 10, and Article 13, Sections 5 and 7 of the supplementary provisions of the Law, and is calculated and accounted for based on the provisions of Articles 1 through 3 of the Ministerial Ordinance on the operations of the Management Account at Japan Finance Organization for Municipal Enterprises (Ordinance No. 2 of the Ministry of Internal Affairs and Communication, and the Ministry of Finance, 2008; hereinafter, “Management Account Operations Ordinance”) and Articles 3 and 5 of the supplementary provisions of the above ordinance.

(11)	Reserve for interest rate reduction

Reserve for interest rate reduction is set aside to reduce interest rates on the loans made by the former JFM to local governments pursuant to the provisions of Article 9, Section 13, and Article 13, Section 8 of the supplementary provisions of the Law, and Article 26, Sections 1, 3 and 4 of the Preparation Ordinance, and is calculated and accounted for based on the provisions of Article 5 of the Management Account Operations Ordinance.

(12)	Management account surplus reserve

Profits generated in the Management account are accounted for as Management account surplus reserve separately from retained earnings in accordance with the provisions of Article 13, Section 8 of the supplementary provisions of the Law and Article 26, Section 2 of the Preparation Ordinance.

(13)	Consumption taxes

National and local consumption taxes are accounted for using the tax-excluded method.

3. Change of the accounting policy

Effective April 1, 2010, JFM adopted the Accounting Standard for Asset Retirement Obligations (Accounting Standards Board of Japan (ASBJ), Statement No.18 issued on March 31, 2008) and the Implementation Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No.21 issued on March 31, 2008). The effects of the change are minor. Notes have been omitted since the total amount of asset retirement obligations is immaterial.

4. Loans

There are no bankrupt loans, non-accrual loans, past due loans (3 months or more), or restructured loans. Since JFM has never experienced loan losses in the past, it does not account for loan loss reserves.

Bankrupt loans represent loans to borrowers as defined in Articles 96, Section 1, Clause 3 (a) through (e) and Clause 4 of the Enforcement Ordinance of the Corporate Income Tax Law (Government Ordinance No. 97, 1965), and on which accrued interest is not accounted in revenue as there is no expectation of collection of either principal or interest because they are past due for a considerable period of time or for other reasons (excluding loans on which bad debts are written off; hereinafter, “Non-accrual loans”).

Non-accrual loans represent loans on which accrued interest is not accounted in revenue, excluding loans to bankrupt borrowers and loans with grace for interest payment to assist in corporate reorganization or to support business.

Past due loans (3 months or more) represent loans on which payment of principal or interest is in arrears for more than 3 months, calculated from the day following the contractual due date, excluding bankrupt loans and non-accrual loans.

Restructured loans represent loans which are given certain favorable terms and conditions, such as reduction or exemption of interest, grace for interest or principal payment, and debt waiver, to assist borrowers in corporate rehabilitation or to support business, excluding bankrupt loans, non-accrual loans and past due loans (3 months or more).

We extended the due date of payment of interest and principal of loans to 16 organizations (2,543 million yen, 30,562 thousand USD as of March 31, 2011) that had difficulty in processing the payment as a result of the Great Tohoku Earthquake. We believe that there is little doubt about the collectability of loans to these organizations.

5. Financial Instruments

(1)	Status of financial instruments

(a)	Approach to financial instruments

In order to maintain a sound and good financial standing and earn the solid confidence of capital markets, JFM needs to appropriately manage various risks including interest rate risks.

JFM adopts an integrated risk management approach to appropriately respond to various risks while endeavoring to further advance its risk analysis and management.

Accordingly, JFM has developed a system for appropriate risk management, including the establishment of the Integrated Risk Management Committee, which supervises JFM’s overall risk management, and the Risk Management Office, which monitors the risks in each departments. The content of risk management can then be appropriately reflected in management decisions.

(b)	Detail and risk of financial instruments

JFM raises funds by primarily issuing 10-year bonds, and makes loans with a maximum maturity of 30 years and with repayment of interest and principal in equal installments. Therefore, a large maturity gap is created between lending and funding, and JFM is exposed to the interest rate risk associated with bond refinancing.

JFM has set aside reserves for interest rate fluctuations (Reserve for Interest Rate Volatility), and has set up the ALM committee separately from the Integrated Risk Management Committee to comprehensively analyze and manage JFM’s assets and liabilities in a timely and appropriate manner. Specifically, the medium- and long-term management analysis and risk analysis and evaluation are conducted through scenario analysis, VaR analysis, and duration analysis, among other methods. In addition, JFM endeavors to lower interest rate risk by narrowing the maturity gap between lending and funding through a variety of methods, such as issuing super-long-term bonds.

(c)	Risk Management for Financial Instruments

(i)	Credit risk

Credit risk is the risk of loss arising from a credit event, such as deterioration in the financial condition of a borrower, that causes an asset to lose value or become worthless. In addition to credit risk associated with loans, market transactions also involve credit risk.

A.	Credit risk for loans

JFM makes loans exclusively to local governments, and does not expect any default on loans made to local governments for the reasons outlined below. JFM and the former JFM have never experienced any loan losses.

•

The national government includes local government debt servicing costs in the expenditure of the Local Government Finance Program, and secures the total amount of local allocation tax which balances local governments’ total expenditures including debt servicing costs and total revenue. Thus, the national government effectively secures revenue sources for principal and interest payments for local governments. The national government also secures revenue sources for debt service for individual local governments by including a portion of local government debt servicing costs in the Standard Financial Needs when calculating local allocation tax.

•

Under the consultation system for local government bonds and loans, credit reviews must include checks on situations of local government debt servicing, and tax revenue and necessary revenue sources to be secured. Additionally, under the Early Warning System, the local governments whose debt servicing costs and financial deficits exceed a certain level must apply for approval to issue bonds or obtain loans, so that the credit standing of local government bonds and loans is maintained.

•

Under the Law Relating to the Financial Soundness of Local Governments, which was promulgated in June 2007 (No.94), local governments whose fiscal indicators exceed the early warning limits must make their own efforts toward achieving fiscal soundness, and local governments whose fiscal indicators exceed the reconstruction limits must take necessary actions to restore their finances under the oversight of the national government with regard to redemption of local government bonds and loans, and other operations.

•

JFM is not subject to the “Banking Law” (1981, No. 59) or the “Financial Reconstruction Law” (1998, No. 132) but performs self-assessment of loans made by the former JFM to local government road corporations in accordance with the “Financial Inspection Manual” of the Financial Services Agency (FSA).

B.	Credit risk associated with market transactions

JFM is exposed to the risk of loss arising from credit events, such as deterioration in the financial condition of a counterparty, which causes an asset to lose value or become worthless. However, JFM appropriately manages credit risk of this type by constantly monitoring counterparties’ financial standing and limiting them to financial institutions that meet the credit rating and other criteria. In addition, JFM enters into ISDA Master Agreements and CSA (Credit Support Annex) with all derivatives counterparties to reduce credit risk resulting from fluctuations in the value of derivative transactions.

(ii)	Market Risk

Market risk is the risk of loss resulting from changes in the value of assets and liabilities due to fluctuations in risk factors such as interest rates, securities prices and foreign exchange rates, or the risk of loss resulting from changes in earnings generated from assets and liabilities. Market risk includes interest rate risk, foreign exchange risk, inflation risk and price change risk.

A.	Interest rate risk

Interest rate risk is the risk of loss resulting from fluctuations in interest rates. More specifically, it is the risk of losses incurred or decrease in profits, which would arise from fluctuations in interest rates when there is an interest rate or maturity gap between assets and liabilities.

JFM makes loans to local governments. The maximum term to maturity is 30 years, but the majority of the funds for these loans is raised mainly through issuance of 10-year bonds, which creates interest rate risk associated with bond refinance. JFM takes the following measures to address the interest rate risk resulting from a duration gap between lending and fund-raising.

•	JFM maintains necessary reserves for interest rate volatility to cope with the interest rate risk resulting from a duration gap between lending and fund-raising.

•

As assets and liabilities in JFM’s General account will expand as a result of loans and fund-raising for local governments, JFM carries out an ALM analysis of this account in a timely and appropriate manner to further enhance the effectiveness of its management of interest rate risk. JFM also endeavors to reduce its exposure to interest rate risk by setting the following medium-term (between fiscal 2009 and fiscal 2013) management target, by continuously issuing super-long bonds with maturities exceeding 10 years, and by utilizing interest rate swaps.

a.	Keep the “outlier ratio” below approximately 20%

Notes: 1.	“Outlier ratio” is the ratio of “decline in economic value” as a result of interest rate shocks to net assets including reserves for interest rate volatility and the Fund for Improvement of Operations of Municipalities.

2.	“Decline in economic value” is the decline of present value after interest rate shocks (an upward and downward 200 bp parallel shift of the yield curve).

b.	Keep a duration gap below approximately 2 years.

The Management account, which manages assets related to money loaned by the former JFM, is currently exposed to greater interest rate risk than the General account, but JFM contributes to the required Reserves for Interest Rate Volatility as described above.

JFM is also exposed to pipeline risk, whereby losses would be incurred or profits decrease as a result of interest rate fluctuations during the time from which JFM raises money through bond issuance and the point at which the money is loaned to local governments. JFM uses swap transactions to hedge against pipeline risk.

B.	Foreign exchange and other risks

Various risks associated with bond principal and interest payments are hedged by swap transactions. These risks include foreign exchange risk related to foreign currency-denominated bonds, interest rate risk related to floating rate bonds, and risk of fluctuations in the amounts of principal and interest of inflation-indexed bonds.

JFM’s investments of surplus funds are exposed to the risk of losses on the sale of securities resulting from price declines and the risk of realized losses on foreign currency-denominated deposits resulting from fluctuations in foreign exchange rates. Accordingly, in principle JFM minimizes the risk of price fluctuation by holding investments until maturity, and hedges foreign exchange risk by using foreign exchange contracts.

C.	Quantitative information on market risk

In JFM, mainly loans and bonds are affected by interest risk, which is major risk variables among the market risks.

With respect to General account loans and bonds, JFM establishes a management target and uses the outlier ratio for quantitative analysis in the management of interest rate risk.

Specifically, JFM attempts to achieve roughly below 20% of the outlier ratio from Fiscal 2009 to Fiscal 2013 by means of issuing bonds of various terms, including super long-term bonds, which have a redemption period of over ten years, considering the composition of remaining period of the bonds held.

The outlier ratio is calculated under the following conditions.

•	Future Cash Flows

With respect to loans, future cash flows regarding such loans are calculated by classification according to type of interest rate of the loans. In addition, the advanced redemption in the future is not expected by JFM.

With respect to fixed-rate bonds, future cash flows regarding such fixed-rate bonds are calculated based on the redemption schedule. With respect to floating rate bonds for which hedging interest rate swaps, quality for hedge accounting and meet specific matching criteria future cash flows regarding such floating rate bonds are calculated as fixed-rate bonds.

•	Indicative Interest Rate

For the assessment of loans and bonds, the interest rate of government bonds as of March 31, 2011, is used.

•	Calculation of Outlier Ratio

Based on an assumption that variable risk, except for interest rate, are fixed as of March 31, 2011, the outlier ratio is calculated by dividing the change in fair value in the case where the indicative interest rate (government bonds) rises across-the-board by 200 basis points (2.00%) or the change in fair value in the case such rate falls across-the-board by 200 basis points (2.00%), whichever is greater, by net assets including reserve for interest rate volatility and the Fund for Improvement of Operations of Municipalities.

The outlier ratio as of March 31, 2011, is as follows:

The outlier ratio in the case of a rise of 200 basis points of the indicative interest ratio is only calculated as JFM is aware that the change in fair value in the case of rising interest rate is greater than that in the case of falling interest rate.

(100 Millions of Yen) (Millions of US dollars)

	Outlier ratio (a)=-(b)/(e)		Change in fair value when interest rate rises by 200 basis points									Net assets including reserve for interest rate volatility and the Fund for Improvement of Operations of Municipalities (e)
			Total (b)=(c)+(d)		Loans (c)		Bonds (d)
General	14.6%		¥(2,339)	$(2,810)	¥(6,926)	$(8,322)	+¥4,587		+$	5,511		¥15,976		$19,197
Account	[+6.0	%]	[(1,169)]	[(1,404)]	[(3,284)]	[(3,946)]	[+2,116	]		[+2,542	]	[+2,296	]	[+2,758	]

Note:	Amounts posted in “[ ]” are change from the previous fiscal year.

With respect to loans and bonds in Management account, JFM merely continues to raise funds by the issuance of bonds as necessary in order to manage existing loans until the completion of their redemption. For this reason, while JFM reports the calculation results of the quantitative information regarding the interest rate risk to the ALM committee and confirms the status or transition, etc. of interest rate risk, JFM does not establish a management target or use the quantitative analysis in the management of interest rate risk.

With respect to these financial instruments in Management account, on the condition that the risk variables, except for interest rate risk, are firm, if the indicative interest rate as of March 31, 2011 is at 10 basis points higher than the rate, it is assumed that the fair value of the net amount (assets side), after offsetting such financial instruments with the financial liabilities, decline by 68.3 billion yen (820 million US dollars). On the contrary, if the indicative interest rate as of March 31, 2011 is at 10 basis points lower than the rate, it is assumed that the fair value of the net amount (assets side), after offsetting such financial instruments with the financial liabilities, increase to grow by 69.3 billion yen (832 million US dollars).

(iii)	Liquidity risk

Liquidity risk is the risk that JFM would incur losses because it finds it difficult to secure the necessary funds or is forced to obtain funds at far higher interest rates than under normal conditions due to a mismatch between the maturities of assets and liabilities or an unexpected outflow of funds (funding liquidity risk). It also includes the risk that JFM would incur losses because it is unable to conduct market transactions or is forced to conduct transactions at far more unfavorable prices than under normal conditions due to market disruption or other difficult situations (market liquidity risk).

JFM’s exposure to liquidity risk is extremely low because loans are made to local governments according to a pre-set schedule, and the daily cash and liquidity management is carried out based on a quarterly plan for fund management. Moreover, JFM has entered into overdraft agreements with several financial institutions to prepare for the unexpected, and invests surplus funds only in short-term financial products.

(iv)	Supplemental description on fair value of financial instruments

In addition to the amount based on the market price, the fair value of illiquid financial instruments includes a value that has been rationally calculated. Since certain assumptions were made when calculating the fair value, the value may differ in the event that the assumptions differ.

(2)	Items related to fair value of financial instruments

The balance sheet amount, fair value and difference between them on March 31, 2010 are as follows.

(Millions of Yen)

	Balance sheet amount	Fair value	Difference
(1) Loans	¥22,030,227	¥23,213,516	¥1,183,288
(2) Securities held-to-maturity securities	984,477	984,476	(1)
(3) Cash and bank deposits	149,264	149,264	—

Total assets	23,163,968	24,347,256	1,183,287

Bonds	18,534,475	19,056,723	522,248

Total liabilities	18,534,475	19,056,723	522,248

Derivative transactions(*1) Qualifying for hedge accounting	(619)	(619)	—

Total of derivative transactions	(619)	(619)	—

The balance sheet amount, fair value and difference between them on March 31, 2011 are as follows.

(Millions of Yen)

	Balance sheet amount	Fair value	Difference
(1) Loans	¥22,231,856	¥23,462,149	¥1,230,293
(2) Securities held-to-maturity securities	457,590	457,582	(7)
(3) Cash and bank deposits	516,633	516,633	—

Total assets	23,206,079	24,436,365	1,230,285

Bonds	18,327,190	18,873,549	546,359

Total liabilities	18,327,190	18,873,549	546,359

Derivative transactions(*1) Qualifying for hedge accounting	(789)	(789)	—

Total of derivative transactions	(789)	(789)	—

(Thousands of US Dollars)

	Balance sheet amount	Fair value	Difference
(1) Loans	$267,145,594	$281,929,222	$14,783,628
(2) Securities held-to-maturity securities	5,498,561	5,498,469	(92)
(3) Cash and bank deposits	6,208,040	6,208,040	—

Total assets	278,852,195	293,635,731	14,783,536

Bonds	220,225,787	226,791,026	6,565,239

Total liabilities	220,225,787	226,791,026	6,565,239

Derivative transactions(*1) Qualifying for hedge accounting	(9,488)	(9,488)	—

Total of derivative transactions	(9,488)	(9,488)	—

(*1)	Net assets and liabilities resulting from derivative transactions are presented on a net basis, and items resulting in a net loss are denoted by ( ).

Note 1.	Method for calculating fair value of financial instruments and items related to marketable securities and derivative transactions

Assets

(1)	Loans

The fair value of loans is calculated by discounting future cash flow assuming prepayment by the discount rate calculated using the Japanese government bond rate as of March 31, 2010 and 2011.

(2)	Securities

All bonds are held until maturity, and the fair value of Treasury discount bills is the market price.

Since all negotiable certificates of deposits are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value.

As of March 31, 2010

(Millions of Yen)

	Type	Balance sheet amount	Fair value	Difference
Securities with fair values exceeding the balance sheet amount	—	¥—	¥—	¥—
	Sub total	—	—	—
Securities with fair values that do not exceed the balance sheet amount	Treasury discount bills Negotiable certificate of deposits	379,977	379,976	(1)
		604,500	604,500	—
	Sub total	984,477	984,476	(1)

Total		¥984,477	¥984,476	¥(1)

As of March 31, 2011

(Millions of Yen)

	Type	Balance sheet amount	Fair value	Difference
Securities with fair values exceeding the balance sheet amount	—	¥—	¥—	¥—
	Sub total	—	—	—
Securities with fair values that do not exceed the balance sheet amount	Treasury discount bills Negotiable certificate of deposits	86,990	86,982	(7)
		370,600	370,600	—
	Sub total	457,590	457,582	(7)

Total		¥457,590	¥457,582	¥(7)

(Thousands of US dollars)

	Type	Balance sheet amount	Fair value	Difference
Securities with fair values exceeding the balance sheet amount	—	$—	$—	$—
	Sub total	—	—	—
Securities with fair values that do not exceed the balance sheet amount	Treasury discount bills Negotiable certificate of deposits	1,045,305	1,045,213	(92)
		4,453,256	4,453,256	—
	Sub total	5,498,561	5,498,469	(92)

Total		$5,498,561	$5,498,469	$(92)

(3)	Cash and bank deposits

The book value is used as the market price for deposits without maturities. Since all deposits with maturities are short-term, the fair value is close to the book price. As a result, the book price is deemed to be the fair value.

Liabilities

Bonds

The fair value of bonds issued by JFM that have a market price is based on the market price. The fair value of bonds without a market price is calculated by discounting the future cash flows for the interest rate that would presumably be applied when issuing bonds with the same total principal and interest.

Deferral hedge accounting is used for currency swaps, and the fair value of foreign currency-denominated bonds is thus calculated using the total of the fair value of that bond and the fair value of the swap transaction.

Hedge accounting is used for interest rate swaps, and the fair value of floating rate bonds is thus calculated by determining the current value using the total of the interest rate swap in question and the principal and interest accounted for together and discounting for the interest rate that would presumably be applied when issuing a similar bond.

Derivative transactions

Transactions using hedge accounting

For derivative transactions using hedge accounting, the contractual amount or the amount equivalent to the principal in the contract for each hedge accounting method as of March 31, 2010 is as follows:

(Millions of Yen)

			Contract amount
Hedge accounting method	Type of derivative transactions	Primary hedged items		Of which 1 year or more	Fair value	Method for calculating fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	¥272,000	¥272,000	¥(619)	Based on price given by financial institution
Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	80,000	80,000	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	514,900	395,400	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	60,000	—	(*2)

Total			¥926,900	¥747,400	¥(619)

For derivative transactions using hedge accounting, the contractual amount or the amount equivalent to the principal in the contract for each hedge accounting method as of March 31, 2011 is as follows:

(Millions of Yen)

			Contract amount
Hedge accounting method	Type of derivative transactions	Primary hedged items		Of which 1 year or more	Fair value	Method for calculating fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	¥100,000	¥100,000	¥(789)	Based on price given by financial institution
Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	95,000	95,000	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	483,090	483,090	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	138,000	—	(*2)

Total			¥816,090	¥678,090	¥(789)

(Thousands of US dollars)

			Contract amount
Hedge accounting method	Type of derivative transactions	Primary hedged items		Of which 1 year or more	Fair value	Method for calculating fair value
Fundamental accounting method	Interest rate swap transactions Receive/fixed and pay/floating	Bonds	$1,201,634	$1,201,634	$(9,488)	Based on price given by financial institution
Hedge account for interest rate swaps	Interest rate swap transactions Receive/floating and pay/fixed	Bonds	1,141,553	1,141,553	(*1)
Deferral hedge accounting for currency swaps	Currency swap transactions	Foreign currency-denominated bonds	5,804,975	5,804,975	(*2)
Deferral hedge accounting for foreign exchange contracts	Foreign exchange contracts	Foreign currency-denominated deposits	1,658,255	—	(*2)

Total			$9,806,417	$8,148,162	$(9,488)

(*1)	Since interest rate swaps using hedge accounting are accounted for together with the bond being hedged, the fair value is posted together with the fair value of the relevant bond.

(*2)	Since currency swaps and foreign exchange contracts using deferral hedge accounting are accounted for together with the foreign currency-denominated bond or foreign currency-denominated deposit being hedged, the fair value is posted together with the fair value of the relevant bond.

Note 2. The repayment schedule from March 31, 2011 for monetary claims and securities with maturity dates is as follows:

(Millions of Yen)

	Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years	After 5 years through 10 years	After 10 years through 20 years	After 20 years through 30 years
Loans	¥1,579,622	¥1,551,565	¥1,544,319	¥1,510,292	¥1,478,709	¥6,288,292	¥6,911,416	¥1,367,638
Securities
Securities held-to- maturity	457,590	—	—	—	—	—	—	—
Deposits	516,632	—	—	—	—	—	—	—

(Thousands of US Dollars)

	Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years	After 5 years through 10 years	After 10 years through 20 years	After 20 years through 30 years
Loans	$18,981,286	$18,644,141	$18,557,069	$18,148,192	$17,768,677	$75,562,269	$83,049,951	$16,434,010
Securities
Securities held-to- maturity	5,498,561	—	—	—	—	—	—	—
Deposits	6,208,036	—	—	—	—	—	—	—

Note 3. The repayment schedule from March 31, 2011 is as follows:

(Millions of Yen)

	Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years	After 5 years through 10 years	After 10 years through 20 years	After 20 years through 30 years
Bonds	¥2,176,130	¥2,030,560	¥2,164,070	¥1,931,670	¥1,680,970	¥6,865,040	¥1,286,338	¥211,452

(Thousands of US Dollars)

	Within 1 year	After 1 year through 2 years	After 2 years through 3 years	After 3 years through 4 years	After 4 years through 5 years	After 5 years through 10 years	After 10 years through 20 years	After 20 years through 30 years
Bonds	$26,149,123	$24,399,904	$26,004,206	$23,211,608	$20,199,111	$82,492,670	$15,457,078	$2,540,880

6. Tangible and Intangible Fixed Assets

Tangible and intangible fixed assets at March 31, 2011 consisted of the following:

(Millions of Yen)

Type of assets	Balance at end of previous fiscal year (Aquisition costs)	Increase during the year	Decrease during the year	Balance at March 31, 2011 (Aquisition costs)	Accumulated depreciation and amortization at March 31, 2011	Depreciation and amortization during the year	Balance at March 31, 2011 (Net book value)
Tangible fixed assets
Buildings	¥555	¥12	¥—	¥568	¥107	¥42	¥460
Land	2,403	—	—	2,403	—	—	2,403
Other tangible fixed assets	96	43	—	140	85	45	54

Total tangible fixed assets	3,055	56	—	3,111	193	87	2,918

Intangible fixed assets
Software	1,219	113	—	1,332	576	264	756
Other intangible fixed assets	13	—	13	0	—	—	0

Total intangible fixed assets	¥1,233	¥113	¥13	¥1,332	¥576	¥264	¥756

(Thousands of US Dollars)

Type of assets	Balance at end of previous fiscal year (Aquisition costs)	Increase during the year	Decrease during the year	Balance at March 31, 2011 (Aquisition costs)	Accumulated depreciation and amortization at March 31, 2011	Depreciation and amortization during the year	Balance at March 31, 2011 (Net book value)
Tangible fixed assets
Buildings	$6,674	$154	$—	$6,828	$1,296	$506	$5,532
Land	28,878	—	—	28,878	—	—	28,878
Other tangible fixed assets	1,159	527	—	1,686	1,031	541	655

Total tangible fixed assets	36,711	681	—	37,392	2,327	1,047	35,065

Intangible fixed assets
Software	14,657	1,359	—	16,016	6,922	3,176	9,094
Other intangible fixed assets	163	—	162	1	—	—	1

Total intangible fixed assets	$14,820	$1,359	$162	$16,017	$6,922	$3,176	$9,095

Notes: 1.	Accumulated depreciation of tangible fixed assets amounted to 193 million yen (2,327 thousand dollars) as of March 31, 2011.

7. Assets Pledged as Collateral

At March 31, 2010

Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,534,475 million yen (222,716,595 thousand dollars).

At March 31, 2011

Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,327,190 million yen (220,225,787 thousand dollars).

8. Bonds

Bonds at March 31, 2011 consisted of the following:

(Millions of Yen) (Thousands of US Dollars)

Type of bond	Date of issue	Outstanding amount at March 31, 2011			Coupon rate (%)	Maturity
Government-guaranteed bonds (domestic) 1st-22th JFM bonds	6/15/2009-3/14/2011	¥1,330,908		$15,992,656	0.9~1.5	10Y
Government-guaranteed bonds (international) 1st Global US dollar JFM bonds	1/13/2011	83,170 [US dollars 1,000,000 thousand	]	999,399	4.0	10Y
Public offering bonds without government guarantee 1st-4th 5-year bonds	5/25/2010-2/21/2011	90,000		1,081,471	0.423~0.639	5Y
Public offering bonds without government guarantee 1st-22nd JFM bonds	6/18/2009-3/17/2011	605,000		7,269,887	0.976~1.648	10Y
Public offering bonds without government guarantee 1st-13th 20-year bonds	6/25/2009-1/24/2011	355,000		4,265,801	1.752~2.266	20Y
Public offering bonds without government guarantee F-1st-F-52th, F-54th- F-56th JFM bonds	7/22/2009-2/3/2011	461,000		5,539,534	0.185~2.332	3Y~29Y
Public offering bonds without government guarantee F-53th JFM bonds (Floating Rate Note)	2011/2/1	15,000		180,245	Floating rate	10Y
Private placement bonds without government guarantee A-1st -14th JFM bonds	7/31/2009-3/22/2011	680,000		8,171,113	0.99~ 1.53	10Y
Japan Finance Organization for Municipalities bonds — Sub-total	—	3,620,078		43,500,106	—	—
Government-guaranteed bond (domestic) 1st 4-year JMF bond	2/27/2009	299,917		3,603,911	0.7	4Y
Government-guaranteed bonds (domestic) 1st-8th JFM bonds	10/16/2008-5/25/2009	560,362		6,733,504	1.3~1.6	10Y
Public offering bond without government guarantee 1st 5-year JFM bond	2/24/2009	29,994		360,429	1.01	5Y
Public offering bonds without government guarantee 1st-4th JFM bonds	11/25/2008-5/28/2009	139,962		1,681,836	1.59~1.77	10Y
Public offering bonds without government guarantee 1st-2nd 20-year JFM bonds	1/26/2009-4/30/2009	84,946		1,020,749	2.07~2.29	20Y
Private placement bonds without government guarantee A-1st-2nd JFM bonds	4/30/2009-5/26/2009	120,000		1,441,962	1.69~1.73	10Y
Japan Finance Organization for Municipal Enterprises bonds — Sub-total	—	1,235,183		14,842,391	—	—

Type of bond	Date of issue	Outstanding amount at March 31, 2011		Coupon rate (%)	Maturity
Government-guaranteed bonds (domestic) 788th-886th former JFM bonds	4/27/2000-6/19/2008	7,556,867 (1,540,760)	90,805,906 (18,514,299)	0.5~2.0	10Y
Government-guaranteed bonds (domestic) 1st-5th 15-year former JFM bonds	6/22/2005-7/18/2007	184,659	2,218,935	1.6~2.2	15Y
Government-guaranteed bonds (international) 4th Euro sterling pound former JFM bond — 5th Global Yen former JFM bond	8/9/1999-6/25/2008	923,913 (200,000 [US dollars 3,200,000 thousand] [Euro 900,000 thousand] [Pound sterling 150,000 thousand] )	11,102,057 (2,403,268)	1.350~5.875	10Y~20Y
Public offering bond without government guarantee 1st 5-year former JFM bond	2/29/2008	129,976	1,561,838	1.14	5Y
Public offering bonds without government guarantee 1st-30th former JFM bonds	12/26/2001-6/16/2008	1,279,829 (100,000)	15,378,864(1,201,634)	0.64~2.07	10Y
Public offering bonds without government guarantee 1st-25th 20-year former JFM bonds	7/30/2002-6/16/2008	569,636	6,844,949	1.03~2.58	20Y
Public offering bonds without government guarantee 1st-10th 30-year former JFM bonds	1/29/2004-9/20/2006	189,855	2,281,363	2.39~2.95	30Y
Public offering bond without government guarantee 1st floating rate former JFM bond	10/31/2002	20,000	240,327	Floating rate	15Y
Public offering bonds without government guarantee 1st-2nd inflation-indexed former JFM bonds	3/2/2005-7/19/2005	40,000	480,654	0.45~0.47	10Y
Public offering bonds without government guarantee 1st-3rd former JFM bonds with scheduled repayment	2/14/2003-6/9/2004	43,490 (2,170)	522,591 (26,076)	1.39~2.01	28Y
Public offering bond without government guarantee 1st CMS-linked floating rate former JFM bond	9/13/2006	20,000	240,327	Floating rate	10Y
Private placement bonds A series 55th — Special No.1 series 31st former JFM bonds	4/28/2000-7/31/2008	2,513,700 (333,200)	30,205,479 (4,003,846)	0.67~2.18	10Y
Former JFM bonds — Sub-total	—	13,471,927 (2,176,130)	161,883,290 (26,149,123)	—	—

Total	—	¥18,327,190 (2,176,130)	$220,225,787 (26,149,123)	—	—

Notes:	1.	Pursuant to the provisions of Article 40, Section 2 of the Law, JFM’s total assets are pledged as general collateral for JFM bonds for 18,327,190 million yen (220,225,787 thousand dollars).

	2.	Amounts posted in brackets “[ ]” in the column of “Outstanding amount at March 31, 2011” for “Government-guaranteed bond (international) — 4th Euro sterling pound former JFM bond — 5th Global Yen former JFM bond” are denominated in foreign currencies.

	3.	Amounts posted in parentheses “( )” in the column of “Outstanding amount at March 31, 2011” are the amounts to be repaid within one year.

9. Reserves

Reserves at March 31, 2011 consisted of the following:

(Millions of Yen)

Type of reserve	Balance at end of previous fiscal year	Increase during the year	Decrease during the year (for intended purposes)	Decrease during the year (Others)	Balance at March 31, 2011
Reserve for bonuses	¥43	¥41	¥43	¥—	¥41
Reserve for directors’ bonuses	7	6	7	—	6
Reserve for retirement benefits	210	5	10	9	195
Reserve for retirement benefits for directors and corporate auditors	56	6	10	24	27

(Thousands of US dollars)

Type of reserve	Balance at end of previous fiscal year	Increase during the year	Decrease during the year (for intended purposes)	Decrease during the year (Others)	Balance at March 31, 2011
Reserve for bonuses	$520	$501	$520	$—	$501
Reserve for directors’ bonuses	87	83	87	—	83
Reserve for retirement benefits	2,524	66	127	114	2,349
Reserve for retirement benefits for directors and corporate auditors	675	82	130	300	327

10. Reserve for Interest Rate Volatility

Reserve for interest rate volatility at March 31, 2011 consisted of the following:

(Millions of Yen)

	Balance at end of previous fiscal year	Increase during the year		Decrease during the year		Balance at March 31, 2011
Type of reserve			Amount provided		Amount Withdrawn
Reserve for interest rate volatility	¥440,000	¥220,000	¥220,000	¥—		¥660,000
Management account reserve for interest rate volatility	3,111,043	245,489	245,489	220,000	220,000	3,136,532
Total	¥3,551,043	¥465,489	¥465,489	¥220,000	¥220,000	¥3,796,532

(Thousands of US dollars)

	Balance at end of previous fiscal year	Increase during the year		Decrease during the year		Balance at March 31, 2011
Type of reserve			Amount provided		Amount Withdrawn
Reserve for interest rate volatility	$5,287,191	$2,643,595	$2,643,595	$—		$7,930,786
Management account reserve for interest rate volatility	37,383,366	2,949,880	2,949,880	2,643,595	2,643,595	37,689,651
Total	$42,670,557	$5,593,475	$5,593,475	$2,643,595	$2,643,595	$45,620,437

11.	Fund for Improvement of Operations of Municipalities

Fund for improvement of operations of municipalities at March 31, 2011 consisted of the following:

(Millions of Yen)

Type of fund	Balance at end of previous fiscal year	Increase during the year		Decrease during the year		Balance at March 31, 2011
		Amount of reserve	Amount March 31, 2011 Transferred	Amount Withdrawn	Others
Basic fund for improvement of operations of municipalities	¥901,407	¥6,696	¥—	¥—	¥—	¥908,104
Additional fund for improvement of operations of municipalities	5,531	—	2,187	—	—	7,719

Total	¥906,939	¥6,696	¥2,187	¥—	¥—	¥915,823

(Thousands of US dollars)

Type of fund	Balance at end of previous fiscal year	Increase during the year		Decrease during the year		Balance at March 31, 2011
		Amount of reserve	Amount March 31, 2011 Transferred	Amount Withdrawn	Others
Basic fund for improvement of operations of municipalities	$10,831,625	$80,472	$—	$—	$—	$10,912,097
Additional fund for improvement of operations of municipalities	66,467	—	26,289	—	—	92,756

Total	$10,898,092	$80,472	$26,289	$—	$—	$11,004,853

Note:	1.	The “increase during the year” in the “amount of reserves” for the “Basic fund for improvement of operations of municipalities” is the payment in the amount stipulated in Article 46, Section 1 of the Law and received in accordance with Article 46, Section 2 of the Law.

	2.	The full amount of “Others” posted in “Decrease during the year” for “Basic fund for improvement of operations of municipalities” represents the amount which was refunded in accordance with the provisions of Article 2, Section 7 of the supplementary provisions of the Enforcement ordinance of the Local Finance Law, which was subsequently amended by the Government Ordinance.

	3.	“Amount transferred” posted in “Increase during the year” for “Additional fund for improvement of operations of municipalities” represents the amount transferred to Additional fund for improvement of operations of municipalities pursuant to the provisions of Article 46, Section 5 of the Law.

12. Reserve for Employee Retirement Benefits

As of and for the years ended March 31, 2010

(1)	Outline of retirement benefits system employed

JFM has a defined benefit plan that contributes to the Employees’ Pension Fund and offers lump-sum payments upon retirement.

(2)	Projected benefit obligation

Projected benefit obligation 363 million yen

Plan assets 153 million yen

Reserve for employee retirement benefits 210 million yen

(3)	Pension expenses

Pension expenses 16 million yen

Pension expenses related to lump-sum payments upon retirement 3 million yen

Pension expenses related to the Employees’ Pension Fund 12 million yen

(4)	Basis of calculation of projected benefit obligation

Projected benefit obligation is calculated by the simple method.

As of March 31, 2011

(1)	Outline of retirement benefits system employed

JFM has a defined benefit plan that contributes to the Employees’ Pension Fund and offers lump-sum payments upon retirement.

(2)	Projected benefit obligation

Projected benefit obligation 344 million yen (4,141 thousand dollars)

Plan assets 149 million yen (1,793 thousand dollars)

Reserve for employee retirement benefits 195 million yen (2,349 thousand dollars)

(3)	Pension expenses

Pension expenses 5 million yen (65 thousand dollars)

Pension expenses related to lump-sum payments upon retirement 2 million yen (32 thousand dollars)

Pension expenses related to the Employees’ Pension Fund 2 million yen (33 thousand dollars)

(4)	Basis of calculation of projected benefit obligation

Projected benefit obligation is calculated by the simple method.

13. Net Income by Account

(For the years ended March 31, 2010)

Net income of General account was 4,539 million yen, while net income of Management account was 4,326 million yen.

(For the years ended March 31, 2011)

Net income of General account was 8,025 million yen (96,443 thousand dollars), while net income of Management account was 8,048 million yen (96,712 thousand dollars).

14. lnformation by Account (Balance Sheets)

Balance sheets of General account and Management account at March 31, 2011 were as follows:

(Millions of Yen)

Item	General account	Management Account	Offset	Total
(Assets)
Loans	¥3,586,125	¥18,645,731		¥22,231,856
Securities	457,590			457,590
Cash and bank deposits	516,633			516,633
Other assets	2,420	14,612		17,033
Tangible fixed assets	2,918			2,918
Intangible fixed assets	756			756
Due from General account		827,351	¥(827,351)
Due to Management account for Fund for improvement of operations of municipalities	442,831		(442,831)

Total assets	5,009,275	19,487,695	(1,270,183)	23,226,787

(Liabilities)
Bonds	2,580,904	15,746,285		18,327,190
Other liabilities	3,107	14,590		17,698
Reserve for bonuses	41			41
Reserve for directors’ bonuses	6			6
Reserve for retirement benefits	195			195
Reserve for retirement benefits for directors and corporate auditors	27			27
Fund for improvement of operations of municipalities	915,823			915,823
Basic fund for improvement of operations of municipalities	908,104			908,104
Additional fund for improvement of operations of municipalities	7,719			7,719
Due to Management account	827,351		(827,351)
Due from General account for Fund for improvement of operations of municipalities		442,831	(442,831)
Reserve under special laws	660,000	3,236,421		3,896,421
Reserve for interest rate volatility	660,000			660,000
Management account reserve for interest rate volatility		3,136,532		3,136,532
Reserve for interest rate reduction		99,889		99,889

Total liabilities	4,987,458	19,440,129	(1,270,183)	23,157,405

(Net Assets)
Capital	16,602			16,602
Retained earnings	13,860			13,860
General account surplus reserve	13,860			13,860
Valuation, translation adjustments and others	(8,645)			(8,645)
Management account surplus reserve		47,565		47,565

Total net assets	21,816	47,565		69,382

Total liabilities and net assets	¥5,009,275	¥19,487,695	¥(1,270,183)	¥23,226,787

(Thousands of US dollars)

Item	General account	Management Account	Offset	Total
(Assets)
Loans	$43,092,107	$224,053,487		$267,145,594
Securities	5,498,561			5,498,561
Cash and bank deposits	6,208,040			6,208,040
Other assets	29,086	175,589		204,675
Tangible fixed assets	35,065			35,065
Intangible fixed assets	9,095			9,095
Due from General account		9,941,740	$(9,941,740)
Due to Management account for Fund for improvement of operations of municipalities	5,321,214		(5,321,214)

Total assets	60,193,168	234,170,816	(15,262,954)	279,101,030

(Liabilities)
Bonds	31,013,026	189,212,761		220,225,787
Other liabilities	37,343	175,323		212,666
Reserve for bonuses	501			501
Reserve for directors’ bonuses	83			83
Reserve for retirement benefits	2,349			2,349
Reserve for retirement benefits for directors and corporate auditors	327			327
Fund for improvement of operations of municipalities	11,004,853			11,004,853
Basic fund for improvement of operations of municipalities	10,912,097			10,912,097
Additional fund for improvement of operations of municipalities	92,756			92,756
Due to Management account	9,941,740		(9,941,740)
Due from General account for Fund for improvement of operations of municipalities		5,321,214	(5,321,214)
Reserve under special laws	7,930,786	38,889,954		46,820,740
Reserve for interest rate volatility	7,930,786			7,930,786
Management account reserve for interest rate volatility		37,689,651		37,689,651
Reserve for interest rate reduction		1,200,303		1,200,303

Total liabilities	59,931,008	233,599,252	(15,262,954)	278,267,306

(Net Assets)
Capital	199,497			199,497
Retained earnings	166,555			166,555
General account surplus reserve	166,555			166,555
Valuation, translation adjustments and others	(103,892)			(103,892)
Management account surplus reserve		571,564		571,564

Total net assets	262,160	571,564		833,724

Total liabilities and net assets	$60,193,168	$234,170,816	$(15,262,954)	$279,101,030

Notes: 1.	General account and Management account

In accordance with the provisions of Article 13, Section 1 of the supplementary provisions of the Law, Management account is used to conduct administration, collection and other related operations of the assets that JFM inherited from the former Japan Finance Corporation for Municipal Enterprises (management of the assets of the former Japan Finance Corporation for Municipal Enterprises).

Management account is separated from the other account (General account) pursuant to the provisions of Article 13, Section 3 of the supplementary provisions of the Law.

2.	General account surplus reserve and Management account surplus reserve

“Net income” of General account is posted as “General account surplus reserve” in accordance with the provisions of Article 39, Section 1 of the Law, while “Net income” of Management account is posted as “Management account surplus reserve” in accordance with the provisions of Article 13, Section 8 of the supplementary provisions the Law.

3.	Due from General account and Due to Management account

These figures represent the amount of funds lent between General account and Management account pursuant to the provisions of Article 13, Section 4 of the supplementary provisions of the Law.

4.	Due from General account for Fund for improvement of operations of municipalities and Due to Management account for Fund for improvement of operations of municipalities

These figures represent the amount of cash received for “Fund for improvement of operations of municipalities,” which was lent to Management account from General account pursuant to the provisions of Article 9, Section 12 of the supplementary provisions of the Law.

15. Information by Account (Statements of Income)

Statements of income of General account and Management account from April 1, 2010 through March 31, 2011 was as follows:

(Millions of Yen)

Item	General account	Management account	Offset	Total
Income	¥62,302	¥512,245	¥(34,280)	¥539,997
Interest income	45,152	494,659		539,812
Fees and commissions	134			134
Other income	50			50
Administrative fee for Management account	962		(962)
Interest on fund for improvement of operations of municipalities	15,730		(15,730)
Interest on due from General account		594	(594)
Transfer from General account for Fund for improvement of operations of municipalities		16,992	(16,992)

Expenses	54,006	272,702	(34,280)	292,428
Interest expenses	29,637	253,540		283,177
Fees and commissions	26	243		269
Other operating expenses	2,303	2,115		4,418
General and administrative expenses	2,264	109		2,374
Other expenses	2,187			2,187
Transfer to fund for improvement of operations of municipalities	2,187			2,187
Interest on due to Management account	594		(594)
Transfer to Management account for fund for improvement of operations of municipalities	16,992		(16,992)
Administrative fee for Management account		962	(962)
Interest on fund for improvement of operations of municipalities		15,730	(15,730)

Ordinary income	8,025	239,543	—	247,569

Special gains	220,000	233,994	(220,000)	233,994
Provision for Management account	220,000		(220,000)
Reversal of Management account reserve for interest rate volatility		220,000		220,000
Reversal of reserve for interest rate reduction		13,994		13,994

Special losses	220,000	465,489	(220,000)	465,489
Provision for reserve for interest rate volatility	220,000			220,000
Provision for Management account reserve for interest rate volatility		245,489		245,489
Transfer to Management account		220,000	(220,000)

Net income	¥8,025	¥8,048	¥—	¥16,074

(Thousands of US dollars)

Item	General account	Management account	Offset	Total
Income	$745,398	$6,155,322	$(411,926)	$6,488,794
Interest income	542,573	5,943,995		6,486,568
Fees and commissions	1,620			1,620
Other income	606			606
Administrative fee for Management account	11,570		(11,570)
Interest on fund for improvement of operations of municipalities	189,029		(189,029)
Interest on due from General account		7,138	(7,138)
Transfer from General account for Fund for improvement of operations of municipalities		204,189	(204,189)

Expenses	648,955	3,276,889	(411,926)	3,513,918
Interest expenses	356,129	3,046,625		3,402,754
Fees and commissions	316	2,926		3,242
Other operating expenses	27,678	25,423		53,101
General and administrative expenses	27,216	1,316		28,532
Other expenses	26,289			26,289
Transfer to fund for improvement of operations of municipalities	26,289			26,289
Interest on due to Management account	7,138		(7,138)
Transfer to Management account for fund for improvement of operations of municipalities	204,189		(204,189)
Administrative fee for Management account		11,570	(11,570)
Interest on fund for improvement of operations of municipalities		189,029	(189,029)

Ordinary income	96,443	2,878,433	—	2,974,876

Special gains	2,643,595	2,811,754	(2,643,595)	2,811,754
Provision for Management account	2,643,595		(2,643,595)
Reversal of Management account reserve for interest rate volatility		2,643,595		2,643,595
Reversal of reserve for interest rate reduction		168,159		168,159

Special losses	2,643,595	5,593,475	(2,643,595)	5,593,475
Provision for reserve for interest rate volatility	2,643,595			2,643,595
Provision for Management account reserve for interest rate volatility		2,949,880		2,949,880
Transfer to Management account		2,643,595	(2,643,595)

Net income	$96,443	$96,712	$—	$193,155

16. Fair value of Marketable Securities

Marketable held-to-maturity securities at March 31, 2010 consisted of the following:

(Millions of Yen)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	¥379,977	¥379,976	¥(1)	¥—	¥(1)
Negotiable certificate of deposits	604,500	604,500	—	—	—

Total	¥984,477	¥984,476	¥(1)	¥—	¥(1)

Marketable held-to-maturity securities at March 31, 2011 consisted of the following:

(Millions of Yen)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	¥86,990	¥86,982	¥(7)	¥—	¥(7)
Negotiable certificate of deposits	370,600	370,600	—	—	—

Total	¥457,590	¥457,582	¥(7)	¥—	¥(7)

(Thousands of US Dollars)

	Balance sheet amount	Fair value	Difference	Unrealized gains	Unrealized losses
Treasury discount bills	$1,045,305	$1,045,213	$(92)	$—	$(92)
Negotiable certificate of deposits	4,453,256	4,453,256	—	—	—

Total	$5,498,561	$5,498,469	$(92)	$—	$(92)

Notes: 1.	The fair value of Treasury discount bills is based on the market price at the end of the relevant fiscal year.

2.	The balance sheet amount for negotiable certificates of deposits is the fair value.

3.	The “unrealized gains” and “unrealized losses” are components of Difference.

17. Derivative Information

(1)	Types of derivative transactions

Derivative transactions conducted by JFM are interest rate swaps for interest rate related transactions, and currency swaps and foreign exchange forward contracts for currency related transactions.

(2)	Policies and purposes of derivative transactions

JFM uses interest rate swaps, currency swaps and foreign exchange forward contracts as a means of hedging exposure to interest rate and foreign exchange fluctuation risks, and does not enter into derivatives for speculative purposes.

Interest rate swaps are used to hedge exposure to interest rate risk on fund raising operations. Currency swaps and foreign exchange forward contracts are used to hedge exposure to foreign exchange risk associated with issuance of foreign currency-denominated bonds and foreign currency denominated deposits.

Hedge accounting is applied to interest rate swaps, currency swaps and foreign exchange contracts.

(a)    Hedge accounting method

Interest rate swaps used to hedge the risk of interest rate fluctuations and which qualify for hedge accounting and meet specific matching criteria are not measured at market value, but the differential paid or received under the swap agreements is recognized and included in interest expense or income. If swap contracts or forward contracts used to hedge the foreign currency fluctuation qualify for deferral hedge accounting, foreign currency-denominated assets and liabilities are translated at the contracted rate.

(b)    Hedging instruments and hedged items

(i)	Hedging instrument: Interest rate swap

Hedged items: Bonds

(ii)	Hedging instrument: Currency swap

Hedged items: Foreign currency-denominated bonds

(iii)	Hedging instrument: Foreign exchange forward contract

Hedged items: Receipt of interest and principal of foreign currency-denominated bank deposits

(c)    Hedging policy

JFM uses interest rate swaps and currency swaps to hedge interest rate risk and foreign exchange risk resulting from bond issuances. Hedging instruments are selected for each individual contract.

As a means of hedging foreign exchange fluctuation risks associated with the receipt of interest and principal of foreign currency-denominated bank deposits, we conclude a foreign exchange forward contract at the time of deposit.

(d)    Assessment of hedge effectiveness

JFM selects hedges that have hedging instruments and underlying transactions with the same major terms when making hedges to offset bond market fluctuations.

Accordingly, JFM deems these to be highly effective and thus does not assess its effectiveness. Moreover, a periodic assessment of hedge effectiveness for interest rate swaps and currency swaps and forward contracts which qualify for deferral hedge account is omitted when the exceptional accrual method is applied.

(3)	Risks on derivative transactions

Major risks on derivative transactions are market risk and credit risk. Market risk is the risk of future revenue fluctuations due to market value changes. Credit risk is the risk of losses incurred when counterparties are unable to fulfill their contracts due to bankruptcy or other reasons.

As for derivative transactions used for hedging purposes, market risk is offset by market risk on underlying transactions.

JFM enters into ISDA master agreement and CSA with financial institutions which are its derivative transactions counterparties to reduce credit risk. Moreover, JFM constantly monitors the transactions’ restructuring costs and their credit profiles, and deals with multiple counterparties.

(4)	Risk management system for derivative transactions

Execution and management of derivative transactions are conducted by the Finance Department of JFM with the approval of persons in charge in accordance with the operational guidelines which specify transaction authority and limits on the transaction amount.

Additionally, the total amount of derivative transactions, the status of risks, the assessed fair value, and the credit risk on counterparties are reported to the Integrated Risk Management Committee periodically.

SUPPLEMENTAL TABLE

Long-term bonds of JFM as of March 31, 2011 (1):

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2010-2022 issued in 2000-2009		¥9,949,950
Non-guaranteed private placement bonds:
Bonds 10 years due 2009-2019 issued in 1999-2009		3,313,700
Non-guaranteed public offering bonds due 2011-2037 issued in 2001-2010		4,074,490

Total domestic bonds		¥17,338,140
Government guaranteed bonds issued overseas (2):
U.S. Dollar bonds:
4.625% Guaranteed Bonds due 2015 ($1,200,000) issued in 2005		129,720
5.000% Guaranteed Bonds due 2017 ($1,000,000) issued in 2007		119,780
4.000% Guaranteed Bonds due 2021 ($1,000,000) issued in 2011		83,170

Subtotal	$(3,200,000)	¥332,670
Pound Sterling bonds:
5.750% Guaranteed Bonds due 2019 (£150,000) issued in 1999		28,380
Yen bonds:
1.550% Guaranteed Bonds due 2012 issued in 2002		200,000
1.350% Guaranteed Bonds due 2013 issued in 2003		130,000
2.000% Guaranteed Bonds due 2016 issued in 2006		120,000
1.900% Guaranteed Bonds due 2017 issued in 2008		75,000

Subtotal		525,000

Euro bonds:
4.500% Guaranteed Bonds due 2014 (€900,000) issued in 2004		122,040
Total government guaranteed bonds sold in foreign markets		¥1,008,090

Total long-term bonds		¥18,346,230

(1)	Includes current maturities.

(2)	The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 2 of the Notes to Financial Statements.